Exhibit 4.4

Stockholder AGREEMENT

This Stockholder Agreement (the “Agreement”) is entered into as of the 27th day of October, 2011, by and among Web.com Group, Inc., a Delaware corporation (the “Company”), NWS Holdings LLC (f/k/a Net Sol Holdings LLC), a Delaware limited liability company (“Seller”), and the entities listed on Exhibit A hereto (such entities on Exhibit A, collectively with the Seller and their respective Permitted Transferees, are referred to hereinafter as the “Stockholders” and each individually as a “Stockholder”).

Whereas, the Seller and the Company are parties to that certain Purchase Agreement dated August 3, 2011 (the “Purchase Agreement”), pursuant to which the Company is acquiring all of the outstanding equity interests of GA-Net Sol Parent LLC, a Delaware limited liability company, from Seller and, as partial consideration therefor and upon the closing thereunder (the “Closing”), is issuing to Seller shares of the Company’s Common Stock (the “Acquisition”);

WHEREAS, after the closing of the Acquisition, it is anticipated that Seller will distribute to the other Stockholders listed on Exhibit A certain shares of the Company’s Common Stock, and, to the extent not retained by Seller, the remaining shares of the Company’s Common Stock will be distributed to the other direct and indirect equityholders of Seller (the “Other Seller Equityholders”);

Whereas, the obligations to consummate the transactions contemplated by the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

Whereas, in connection with the consummation of the Acquisition, the parties desire to enter into this Agreement to grant corporate governance and registration rights to, and impose certain restrictions upon, the Stockholders as set forth below.

Now, Therefore, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the parties hereto hereby agree as follows:

Section 1.  GENERAL.

1.1         Definitions.

(a)          As used in this Agreement the following terms shall have the following respective meanings:

(i)          “Disclosure Package” means (a) the preliminary prospectus, (b) each Free Writing Prospectus and (c) all other information that is deemed, under Rule 159 under the Securities Act, to have been conveyed to purchasers of securities at the time of sale (including a contract of sale).

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(ii)         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(iii)        “FINRA” means the Financial Industry Regulatory Authority, or any successor self-regulatory organization.

(iv)        “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(v)         “Free Writing Prospectus” means any “free writing prospectus,” as defined in Rule 405 under the Securities Act.

(vi)        “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities in accordance with Section 3.10 hereof.

(vii)       “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(viii)      “Registrable Securities” means (a) the Shares and (b) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in connection with a stock split, combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 3 of this Agreement are not assigned in accordance with Section 3.10 hereof.

(ix)         “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and are then issued and outstanding.

(x)          “Registration Expenses” shall mean all expenses incurred by the Company in, or arising from or incident with performing or complying with Sections 3.2, 3.3 and 3.4 hereof, including, without limitation, (a) all registration and filing fees and printing expenses, (b) fees and disbursements of counsel, accountants and any advisors for the Company, (c) reasonable fees and disbursements not to exceed fifty thousand dollars ($50,000) per Shelf Take-Down, or per registration pursuant to Section 3.4, of a single special counsel for the Holders, (d) all expenses in connection with the qualification of the securities to be disposed of for offering and sale under state securities laws, including blue sky fees in connection with such qualification and in connection with any blue sky and legal investment surveys, (e) the expense of any special audits and comfort letters incident to or required by any such registration and (f) all expenses with respect to road shows or marketing activities that the Company is obligated to pay pursuant to Section 3.2(b) (and excluding in all cases the compensation of regular employees of the Company which shall be paid in any event by the Company).

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(xi)         “SEC” means the Securities and Exchange Commission

(xii)        “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xiii)       “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(xiv)      “Shares” shall mean shares of the Company’s Common Stock issued to the Stockholders pursuant to the Purchase Agreement.

(xv)       “Special Registration Statement” shall mean (a) a registration statement relating to any employee benefit plan or (b) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (c) a registration related to stock issued upon conversion of debt securities.

(b)          All capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Purchase Agreement.

Section 2.  CORPORATE GOVERNANCE.

2.1         Board of Directors.

(a)          The Company and the Company’s Board of Directors (the “Board”) shall take, or shall cause to be taken, but subject in each case to compliance with applicable Law and the Board’s fiduciary obligations to the Company and its stockholders, the following actions:

(i)          immediately following the Closing:

(A)         increase the authorized size of the Board from six (6) directors to seven (7) directors;

(B)         designate the newly created and vacant seat as part of the class of directors whose term expires in 2014 (the “Stockholder Class”); and

(C)         appoint an individual designated in writing by General Atlantic LLC or GA-NWS Investor LLC (f/k/a GA-Net Sol Investor LLC) (individually or together, “GA”) to fill the vacancy so created (such director, hereafter the “Stockholder Director”), to serve as a member of the Board in the Stockholder Class until the term of the Stockholder Class expires, and until such director’s successor is elected and qualified or until the director’s death, resignation or removal;

(ii)         at each annual meeting of the Company’s stockholders at which directors in the Stockholder Class are elected:

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(A)         nominate an individual designated in writing by GA on or before the date that is thirty (30) days prior to the one (1)-year anniversary of the preceding annual meeting of the Company’s stockholders, to serve on the Board in the Stockholder Class; provided, that if GA shall fail to deliver such written notice, GA shall be deemed to have nominated the Stockholder Director previously nominated by GA who is then serving on the Board;

(B)         recommend the election of such nominee to the stockholders of the Company; and

(C)         otherwise use reasonable best efforts to cause such nominee to be elected to the Board; and

(iii)        at all times:

(A)         to the extent required by applicable Law (including, without limitation, applicable stock exchange rules), maintain a compensation committee with such duties and responsibilities as are customary for such committee; and

(B)         appoint the Stockholder Director to the compensation committee.

(b)          The Company shall reimburse the Stockholder Director for all necessary and proper costs and expenses (including travel expenses) reasonably incurred in connection with the Stockholder Director’s attendance and participation at meetings of the Board, or any committee thereof, to the same extent it reimburses other non-employee directors for such costs and expenses.

(c)          The Stockholder Director shall serve until his or her resignation or removal or until his or her successor is nominated; provided, that if the Stockholders are no longer entitled to nominate the Stockholder Director pursuant to Section 2.2, then the Stockholders shall, to the extent requested by the Company, promptly cause the Stockholder Director to resign from the Board. Additionally, each Stockholder shall cause the Stockholder Director to resign from the Board, or from service on any committee of the Board, if at any time such Stockholder Director does not satisfy any applicable requirements of applicable Law or the NASDAQ rules for service on the Board or such committee.

(d)          If the Stockholder Director dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office, then GA shall promptly nominate a successor to the Stockholder Director. The Company agrees to take such actions as may be reasonably necessary to ensure that such successor is elected to the Board as promptly as practicable.

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(e)          The Stockholder Director, if any, shall be entitled to enter into with the Company the standard form of indemnification agreement previously approved by the Board, and shall be entitled to indemnification rights and be subject to director and officer insurance protection no less favorable than as other non-employee directors of the Company and in any event no less favorable than as in effect on the date hereof; provided, that the Stockholder Director’s indemnification agreement with the Company shall provide that (i) the Company is the indemnitor of first resort with respect to the Stockholder Director (i.e., its obligations to the Stockholder Director are primary and any obligation of other entities and/or organizations to which such Stockholder Director may have rights to indemnification and advancement of expenses (collectively, the “Fund Indemnitors”) to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Stockholder Director are secondary), and (ii) the Company irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.

2.2         Termination. This Section 2 (other than Section 2.1(e)) shall terminate at such time as the Stockholders, together with their respective Affiliates, collectively beneficially own less than ten percent (10%) of the Company’s common stock (calculated on a fully-diluted, as-converted basis).

Section 3.  RESTRICTIONS ON TRANSFER; REGISTRATION.

3.1         Restrictions on Transfer.

(a)          Notwithstanding anything in this Agreement to the contrary (including, without limitation, the availability of any effective registration statement pertaining to the resale of the Shares by the Stockholders), but subject to Section 3.1(b) below, each Stockholder hereby agrees that, unless otherwise specifically and expressly consented to in writing by the Company, such Stockholder shall not (i) make any disposition of any of the Shares or Registrable Securities, by any means, until the date that is six (6) months after the date of the Closing, and (ii) during the period from the date that is six (6) months after the date of the Closing until the date that is one (1) year after the date of the Closing, make any disposition of more than an aggregate of twenty-five percent (25%) of the Shares and Registrable Securities held by such Stockholder as of the date hereof; provided, that any Stockholder may assign all or a portion of the disposition right set forth in this clause (ii) to any other Stockholder without the consent of the Company. Notwithstanding the foregoing, the foregoing restrictions shall not apply to a disposition to a third party that (x) enters into a definitive written agreement with the Company to consummate a transaction that would result in such third party obtaining a majority of the total outstanding number of the Company’s voting securities (including by means of merger, consolidation, sale of the Company’s equity interests or any combination thereof) or (y) commences a tender offer or an exchange offer for a majority of the total outstanding number of the Company’s voting securities, in each case of clauses (x) and (y) which is approved by the Board. For the avoidance of doubt, at any time following the date that is one (1) year after the date of the Closing, any Stockholder may dispose of its Shares or Registrable Securities without any restrictions under this Section 3.1(a).

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(b)          Notwithstanding the provisions of Section 3.1(a) above, a Stockholder may, at any time after the date hereof, transfer all or a portion of its Shares or Registrable Securities without the consent of the Company to (i) a partnership transferring to its partners or former partners in accordance with partnership interests, (ii) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Stockholder, (iii) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, (iv) an entity transferring to its Affiliates or any other investment funds or accounts managed by it or its Affiliates that was not formed for the specific purpose of making or facilitating an investment in the Company or (v) an individual transferring to the Stockholder’s family member or trust for the benefit of an individual Stockholder (the transferees in clauses (i) through (v), collectively, “Permitted Transferees”); provided that in each case, other than transfers to an Other Seller Equityholder, the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Stockholder hereunder.

(c)          Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN stockholder agreement by and between the stockholder and the company, as amended from time to time. Copies of such agreement may be obtained upon written request to the secretary of the company.

(d)          The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder. In the event of any transfer of Shares or Registrable Securities, at the request of the Holder thereof, the Company shall be obligated to instruct the transfer agent for its Common Stock to reissue certificates representing ownership of the Shares or Registrable Securities being sold in such denominations as such Holder may request.

(e)          Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

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(f)          Each Stockholder agrees that, if reasonably requested by the Company in connection with a disposition of Shares or Registrable Securities other than pursuant to an effective registration statement or Rule 144 of the Securities Act, such Holder shall furnish the Company with an opinion of counsel that such disposition does not require registration under the Securities Act.

3.2         Form S-3 Registration.

(a)          On or before the ninetieth (90th) day following the Closing, the Company shall file a resale registration statement on Form S-3 covering all the Registrable Securities of the Holders and providing for the offer and sale by the Holders of the Registrable Securities in any manner permitted by Form S-3 and applicable Law (a “Shelf Registration Statement”), which Shelf Registration Statement shall permit offerings of Registrable Securities on a delayed or continuous basis in accordance with Rule 415 of the Securities Act. Additionally, the Company will use reasonable best efforts to effect, on or before the date that is six (6) months following the date of the Closing, such registration of Registrable Securities on the Shelf Registration Statement and all such qualifications and compliances (including the acceleration of effectiveness of such Shelf Registration Statement) as would permit or facilitate the sale and distribution of the Registrable Securities included in such Shelf Registration Statement. For the avoidance of doubt, if the Company has exercised its Cash Consideration Election, the provisions of this Section 3.2(a) shall be satisfied if all (but not less than all) of the Holders’ Registrable Securities are covered in the related Shelf Registration Statement, and such Shelf Registration Statement remains effective for such period as required under Section 3.7(a).

(b)          Following the effectiveness of the Shelf Registration Statement, a majority in interest of the Holders (each, a “Take-Down Initiating Holder”) may at any time and from time to time initiate an offering or sale of all or part of the Registrable Securities (a “Shelf Take-Down”), subject to the limitations set forth in this Agreement, by delivering notice of such initiation to the Company as set forth herein. If the Take-Down Initiating Holders so elect in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), any Shelf Take-Down may be in the form of an underwritten public offering (an “Underwritten Shelf Take-Down”) and, in such event, the Company shall file as soon as practicable and in any event not later than ten (10) Business Days after the date of such request and, after such filing, use its reasonable best efforts to effect an amendment or supplement to its registration statement for such purpose. The Take-Down Initiating Holders shall indicate in such Underwritten Shelf Take-Down Notice whether they intend for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) or other substantial marketing effort by the underwriters (a “Marketed Underwritten Shelf Take-Down”). In the event of any Underwritten Shelf Take-Down, the underwriter or underwriters shall be designated by Holders of a majority of the Registrable Securities held by all Holders participating in such underwriting, which underwriter or underwriters shall be reasonably acceptable to the Company.

(c)          Notwithstanding the foregoing, the Company shall not be obligated to

(i)          effect any Underwritten Shelf Take-Down pursuant to Section 3.2(b):

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(A)         at any time during which the Holders beneficially own, in the aggregate, less than five percent (5%) of the Company’s then-outstanding capital stock;

(B)         if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Underwritten Shelf Take-Down to be effected at such time, in which event the Company shall have the right to defer such Underwritten Shelf Take-Down for a period of not more than sixty (60) days after receipt of the request of the Take-Down Initiating Holder under this Section 3.2; provided, that such right to delay a request (together with any similar right set forth in Section 3.2(c)(ii), Section 3.4 or Section 3.7(a)) shall be exercised by the Company not more than three (3) times in any twelve (12) month period;

(C)         if the aggregate gross proceeds from any particular Underwritten Shelf Take-Down are reasonably anticipated to be less than $35,000,000;

(D)         if the Company has effected two (2) such Underwritten Shelf Take-Downs pursuant to this Section 3.2 in the preceding twelve (12) months;

(E)         in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for such Underwritten Shelf Take-Down; or

(ii)         effect any Shelf Take-Down other than an Underwritten Shelf Take-Down (each, a “Non-Underwritten Shelf-Take-Down”) pursuant to Section 3.2(b):

(A)         if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Non-Underwritten Shelf Take-Down to be effected at such time, in which event the Company shall have the right to defer such Non-Underwritten Shelf Take-Down for a period of not more than sixty (60) days after receipt of the request of the Take-Down Initiating Holder under this Section 3.2; provided, that such right to delay a request (together with any similar right set forth in Section 3.2(c)(i), Section 3.4 or Section 3.7(a)) shall be exercised by the Company not more than three (3) times in any twelve (12) month period;

(B)         if the Company has effected one (1) such Non-Underwritten Shelf Take-Down pursuant to this Section 3.2 in the preceding thirty (30) days; or

(C)         in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for such Non-Underwritten Shelf Take-Down.

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(d)          If the Take-Down Initiating Holders desire to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), the Take-Down Initiating Holders shall so indicate in a written request delivered to the Company no later than two (2) Business Days prior to the expected date of such Non-Marketed Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and, subject to the limitations set forth in Section 3.2(c) (as applicable), the Company shall file as soon as practicable and in any event not later than five (5) Business Days after the date of such request and use reasonable best efforts thereafter to effect an amendment or supplement to its registration statement for such purpose.

(e)          Subject to the foregoing, the Company shall effect such unlimited number of Shelf Take-Downs as may be requested by a majority in interest of the Holders. The filing of the Shelf Registration Statement, or any amendment or supplement thereto or replacement thereof and any registrations or Shelf Take-Downs effected pursuant to this Section 3.2 shall not be counted as demands for registration or registrations effected pursuant to Section 3.4. Notwithstanding any other provision of this Agreement, if, in the case of an Underwritten Shelf Take-Down, the managing underwriter or underwriters advises the Company and the Holders in writing that in the good faith judgment of such managing underwriter or underwriters the marketing factors relating to the underwriting require a limitation of the number of securities to be included in a particular Underwritten Shelf Take-Down (including Registrable Securities), then the Company shall so advise all Holders of Registrable Securities in writing that would otherwise be included pursuant to the underwriting, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders and no Registrable Securities shall be excluded from such Underwritten Shelf Take-Down unless all other securities of the Company are first excluded.

3.3         Piggyback Registrations.

(a)          The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements), which notice shall specify the number and class or classes (or type or types) of securities to be registered, and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within thirty (30) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

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(b)          Underwriting. If the registration statement of which the Company gives notice under this Section 3.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities in writing. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 3.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the managing underwriter or underwriters advises the Company and the Holders in writing that in the good faith judgment of such managing underwriter or underwriters the marketing factors relating to the underwriting require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than a majority of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(c)          Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.3 whether or not any Holder has elected to include securities in such registration, without prejudice, however, to the right of the Holders immediately to request that such registration be effected as a registration under Section 3.4 to the extent permitted thereunder. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.6 hereof.

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3.4         Demand Registration.

(a)          Subject to the conditions of this Section 3.4, if the Company shall receive a written request from the Holders of a majority of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities then outstanding having reasonably anticipated gross proceeds of at least $35,000,000, then the Company shall, within thirty (30) days after the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 3.4, file and use reasonable best efforts to effect, as expeditiously as possible, the registration under the Securities Act and applicable state securities Laws of all Registrable Securities that all Holders request to be registered.

(b)          If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 3.4 and the Company shall include such information in the written notice referred to in Section 3.4(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 3.4, if the managing underwriter or underwriters advises the Company and the Holders in writing that in the good faith judgment of such managing underwriter or underwriters the marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)          The Company shall not be required to effect a registration pursuant to this Section 3.4:

(i)          during any period in which the Company is eligible to use Form S-3 (in which case the Holders shall have the rights to registration and Shelf Take-Downs set forth in, and subject to the limitations of, Section 3.2);

(ii)         subject to Section 3.4(d), after the Company has effected two (2) registrations pursuant to this Section 3.4, and such registrations have been declared or ordered effective;

(iii)        during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of the registration statement pertaining to a public offering subject to Section 3.3, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

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(iv)        if within thirty (30) days after receipt after a written request from Initiating Holders pursuant to Section 3.4(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering subject to Section 3.3, other than pursuant to a Special Registration Statement, within ninety (90) days;

(v)         if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 3.4 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders; provided that such right to delay a request (together with any similar right set forth in Section 3.2 or Section 3.7(a)) shall be exercised by the Company not more than three (3) times in any twelve (12) month period; or

(vi)        in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for such registration pursuant to this Section 3.4.

(d)          Notwithstanding any other provision of this Agreement, a registration pursuant to Section 3.2 or requested pursuant to this Section 3.4 shall not be deemed to have been effected (i) if the registration statement is withdrawn without becoming effective, (ii) if after it has become effective such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Authority for any reason other than a misrepresentation or an omission by an Initiating Holder and, as a result thereof, the Registrable Securities requested to be registered cannot be completely distributed in accordance with the plan of distribution set forth in the related registration statement; provided, that if such registration is a Shelf Registration Statement pursuant to Section 3.2, such registration shall be deemed to have been effected if such Shelf Registration Statement remains effective for the period specified in Section 3.7(a), (iii) if not a Shelf Registration Statement and the registration does not contemplate an underwritten offering, if the applicable registration statement does not remain effective for at least 180 days (or such shorter period as will terminate when all securities covered by such registration statement have been sold or withdrawn); or if not a Shelf Registration Statement and such registration statement contemplates an underwritten offering, if it does not remain effective for at least 180 days plus such longer period as, in the opinion of counsel for the underwriter or underwriters, a prospectus is required by Law to be delivered in connection with the sale of Registrable Securities by an underwriter or dealer or (iv) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by the Initiating Holders.

3.5         Underwritten Offerings.     In the case of an underwritten offering requested by the Holders pursuant to Section 3.2 or Section 3.4, the price, underwriting discount and other financial terms for the Registrable Securities of the related underwriting agreement shall be determined by the Holders holding a majority of the Registrable Securities to be included in such offering. In the case of any underwritten offering of securities by the Company pursuant to Section 3.3, such price, discount and other terms shall be determined by the Company, subject to the right of Holders to withdraw their Registrable Securities from the registration pursuant to Section 3.6.

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3.6         Withdrawal Rights; Expenses of Registration.

(a)          A Holder may elect to withdraw all or any part of its Registrable Securities from any registration (including a registration effected pursuant to Section 3.4) by giving written notice to the Company at least ten (10) Business Days prior to the effective date of the registration statement of its request to withdraw at any time. In the case of a withdrawal prior to the effective date of a registration statement, any Registrable Securities so withdrawn shall be reallocated among the remaining participants in accordance with the applicable provisions of this Agreement.

(b)          Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 3.2, 3.3 or 3.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered and sold. The Company shall not, however, be required to pay for expenses of any registration or Shelf Take-Down proceeding begun pursuant to Section 3.2 or 3.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (i) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request, or (ii) the Holders of a majority of Registrable Securities agree to deem such registration or Shelf Take-Down to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 3.2(c)(i)(D), Section 3.2(c)(ii)(B) or Section 3.4(c)(ii), as applicable, to undertake any subsequent registration or Shelf Take-Down, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (i) above, then such registration or Shelf Take-Down shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 3.2(c)(i)(D), Section 3.2(c)(ii)(B) or Section 3.4(c)(ii), as applicable, to undertake any subsequent registration or Shelf Take-Down.

3.7         Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as possible and as applicable:

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(a)          prepare and file with the SEC a registration statement with respect to such Registrable Securities and use commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time; provided that such right to suspend a registration statement (together with any similar right set forth in Section 3.2 or Section 3.4) shall be exercised by the Company not more than three (3) times in any twelve (12) month period. In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their reasonable best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

(b)          Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as (i) reasonably requested by any Holder (to the extent such request related to information relating to such Holder) or (ii) may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above. The Company will respond promptly to any comments received from the SEC and request acceleration of effectiveness promptly after it learns that the SEC will not review the registration statement or after it has satisfied comments received from the SEC. With respect to each Free Writing Prospectus or other materials to be included in the Disclosure Package, ensure that no Registrable Securities be sold “by means of” (as defined in Rule 159A(b) under the Securities Act) such Free Writing Prospectus or other materials without the prior written consent of the Holders of the Registrable Securities covered by such registration statement, which Free Writing Prospectuses or other materials shall be subject to the review of counsel to such selling Holders, and make all required filings of all Free Writing Prospectuses with the SEC.

(c)          Furnish to the Holders and to any underwriter of such Registrable Securities such number of copies of such registration statement and each amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement, including a preliminary prospectus, summary prospectus and Free Writing Prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

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(d)          Use reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, in each case, where the Company would not otherwise be required to so qualify or execute a general consent, as applicable, but for this Section 3.2(c).

(e)          In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form (including using commercially reasonable efforts to include (w) indemnification and contribution provisions substantially to the effect and to the extent provided in Section 3.9, and (x) agreements as to the provision of opinions of counsel and accountants’ letters to the effect and to the extent provided in Section 3.7(g)), with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement, and the Company shall use commercially reasonable efforts to ensure that (y) the representations and warranties by, and the other agreements on the party of, the Company to and for the benefit of such underwriters, shall also be made to and for the benefit of such Holders and (z) the conditions precedent to the obligations of such underwriters under such underwriting agreement shall also be conditions precedent to the obligations of such Holders to the extent applicable.

(f)          Notify each Holder and any underwriter of Registrable Securities covered by such registration statement at any time when (i) a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the registration statement or the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, (ii) any request by the SEC or any other regulatory body or other body having jurisdiction has been made for any amendment of or supplement to any registration statement or other document relating to such offering, and (iii) if for any other reason it shall be necessary to amend or supplement such registration statement or prospectus in order to comply with the Securities Act. The Company will as promptly as reasonably practicable use reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing or otherwise effect such compliance.

(g)          Use its reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale (if such securities are being sold through underwriters) or the effective date of the applicable registration statement (in the case of a non-underwritten offering), (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as reasonably satisfactory to the managing underwriters in an underwritten public offering or, the selling Holders in the case of a non-underwritten offering, addressed to the Holders and the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings, (ii) a “cold comfort” and “bring-down” letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and (iii) customary certificates executed by authorized officers of the Company as may be requested by any Holder or any underwriter of such Registrable Securities.

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(h)          To the extent reasonably requested by the lead or managing underwriters in connection with a Marketed Underwritten Shelf Take-Down or an underwritten offering pursuant to Section 3.2(b), send appropriate officers of the Company to attend any “road shows” scheduled in connection with any such underwritten offering, with all out of pocket costs and expenses incurred by the Company or such officers in connection with such attendance to be paid by the Company.

(i)          Notify the Holders and the lead underwriter or underwriters, if any, and (if requested) confirm such advice in writing, as promptly as reasonably practicable after notice thereof is received by the Company (i) when the applicable registration statement or any amendment thereto becomes effective and when the applicable prospectus or any amendment or supplement thereto has been filed, and (ii) of the issuance by the SEC of any stop order suspending the effectiveness of such registration statement or any order preventing or suspending the use of any preliminary or final prospectus or the initiation or threat of any proceedings for such purposes.

(j)          Use its reasonable best efforts to obtain as promptly as reasonably practicable the withdrawal of, any stop order with respect to the applicable registration statement or other order suspending the use of any preliminary or final prospectus.

(k)          Promptly incorporate in a prospectus supplement or post-effective amendment to the applicable registration statement such information as the lead underwriter or underwriters, if any, and the Holders holding a majority of Registrable Securities being sold agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such prospectus supplement or post-effective amendment as promptly as reasonably practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

(l)          Cooperate with each Holder and each underwriter or agent, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA.

(m)          Use its reasonable best efforts to cause all such Registrable Securities registered pursuant to such registration to be listed and remain on each securities exchange and automated interdealer quotation system on which identical securities issued by the Company are then listed.

(n)          Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration and a CUSIP/ISIN number for all such Registrable Securities, in each case not later than the effective date of the applicable registration statement.

(o)          Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to each Holder, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the applicable registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

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(p)          Use its reasonable best efforts to take such other steps necessary to effect the registration of the Registrable Securities contemplated hereby.

3.8         Delay of Registration; Furnishing Information.

(a)          No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

(b)          It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.2, 3.3 or 3.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c)          The Company shall have no obligation with respect to any Underwritten Shelf Take-Down or registration requested pursuant to Section 3.2 or Section 3.4, respectively, if the anticipated aggregate offering price of the Registrable Securities to be included in such Underwritten Shelf Take-Down or registration, as applicable, does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such Underwritten Shelf Take-Down registration as specified in Section 3.2 or Section 3.4, whichever is applicable.

(d)          In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act pursuant to this Section 3, the Company shall make available upon reasonable notice at reasonable times and for reasonable periods for inspection by each Holder, by any managing underwriter or underwriters participating in any disposition to be effected pursuant to such registration statement, and by any attorney, accountant or other agent retained by any Holder or any managing underwriter, all pertinent financial and other records, pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified the Company’s financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Holders, managing underwriters, attorneys, accountants or agents in connection with such registration statement as shall be necessary to enable them to exercise their due diligence responsibility (subject to entry by each party referred to in this clause (d) into customary confidentiality agreements in a form reasonably acceptable to the Company).

3.9         Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.2, 3.3 or 3.4:

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(a)          To the extent permitted by Law, the Company will indemnify and hold harmless each Holder, its Affiliates, the stockholders, partners, members, officers, directors employees and agents of each Holder or its Affiliate, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Losses (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state Law or otherwise, insofar as such Losses (or actions in respect thereof, whether or not such indemnified person is a party thereto) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or in any Disclosure Package, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities Law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities Law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, Affiliate, stockholder, partner, member, officer, director, employee or agent of such Holder or Affiliate, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or action; provided however, that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned, nor shall the Company be liable in any such case for any such Loss or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, Affiliate, stockholder, partner, member, officer, director employee or agent of such Holder or Affiliate, underwriter or controlling person of such Holder.

(b)          To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its Affiliates, the officers, directors, employees and agents of the Company or its Affiliates, and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s Affiliates, partners, members, directors or officers of such Holder or its Affiliates or any Person who controls such Holder, against any Losses (joint or several) to which the Company or any such director, officer, employee, agent, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or in any Disclosure Package, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or any amendment thereof or supplement thereto, or in any document incorporated by reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Holder of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or its Affiliate or any such director, officer, employee, agent, controlling person, underwriter or other Holder, Affiliate or partner, member, officer, director of such other Holder or Affiliate or controlling person of such other Holder in connection with investigating or defending any such Loss or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such Loss or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld, delayed or conditioned; provided further, that in no event shall any indemnity under this Section 3.9(b), when taken together with amounts in contribution under Section 3.9(d), exceed the net proceeds from the offering received by such Holder.

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(c)          Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(d)          If the indemnification provided for in this Section 3.9 shall be unavailable or insufficient to an indemnified party with respect to any Losses referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable Law contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder, when taken together with any amounts in indemnity under Section 3.9(b), exceed the net proceeds from the offering received by such Holder. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.9(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 3.9(d).

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(e)          The obligations of the Company and Holders under this Section 3.9 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 3.9 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The liability of any Holder under this Section 3.9 shall be several and not joint.

3.10       Assignment of Registration Rights. The rights pursuant to this Section 3 may be assigned by a Holder to a permitted transferee or permitted assignee of Registrable Securities under Section 3.1 (for so long as such shares remain Registrable Securities); provided, however, (a) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (b) such transferee shall agree to be subject to all restrictions set forth in Section 3 (other than Section 3.1, which shall only apply to any transferee that is a Permitted Transferee pursuant to Section 3.1(b)) of this Agreement.

3.11       Limitation on Subsequent Registration Rights. After the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

3.12       Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a)          Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)          File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

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(c)          So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the SEC; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.13       Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 3.2, Section 3.3, or Section 3.4 hereof shall terminate upon the earlier of: (a) solely in the case of Section 3.3, at such time as the Holders, collectively, beneficially own less than five percent (5%) of the Company’s then-outstanding capital stock, or (b) such time as all Registrable Securities of the Company held by such Holder (and its affiliates) may be sold pursuant to Rule 144 without the volume or manner of sale restrictions thereunder. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

Section 4.   COVENANTS OF stockholders.

4.1         Prohibited Actions. Each Stockholder, severally and not jointly, hereby covenants and agrees that, until the earlier of (x) the date that is two (2) years after the date of the Closing, or (y) such time as all Stockholders collectively own less than ten percent (10%) of the Company’s capital stock (calculated on a fully-diluted, as-converted basis), unless otherwise specifically consented to in writing by the Company such Stockholder:

(a)          Shall not acquire any shares of the Company’s capital stock (other than the Shares and any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in connection with a stock split, combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, or in exchange for or in replacement of, the Shares);

(b)          Call any special meetings of the Board or stockholders of the Company;

(c)          Solicit proxies with respect to any matter brought before the stockholders of the Company for a vote; or

(d)          Make any shareholder proposal for vote by the Company’s stockholders.

Section 5.   MISCELLANEOUS.

5.1         Governing Law. This Agreement and all actions (whether in contract or in tort) based on, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws. All actions (whether in contract or in tort) based on, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement, shall be heard and determined exclusively in the Chancery Court of the State of Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for the purpose of any action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

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5.2           Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2.

5.3           Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company (or its transfer agent) of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4           Entire Agreement. This Agreement, the Exhibits hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.5           Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

22.

5.6         Amendment and Waiver. Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of a majority of the then-outstanding Registrable Securities. For the purposes of determining the number of Holders or Stockholders entitled to exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.7         Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.8         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested) or by electronic communication (including e-mail but excluding Internet or intranet websites) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.8):

(a)          if to the Company:

Web.com Group, Inc.

12808 Gran Bay Parkway West

Jacksonville, FL 32258

Facsimile: (904) 880-0350

Attention: Chief Executive Officer

with a copy to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

E-Mail: fultonjf@cooley.com

Facsimile: (650) 849-7400

Attention: James F. Fulton, Jr

(b)          if to any Stockholder or Holder to the address set forth for such Stockholder or Holder on Exhibit A hereto.

23.

Any notice delivered by personal delivery or by courier service to the party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the notice is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the next Business Day. Any notice sent by prepaid registered or certified mail shall be deemed to have been given and received on the fourth Business Day following the date of its mailing. Any notice transmitted by facsimile shall be deemed to have been given and received on the day in which such transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 5:00 p.m. (addressee’s local time), then the notice shall be deemed to have been given and received on the first Business Day after its transmission. Notices sent to an e-mail address shall be deemed to be received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, return e-mail or other written acknowledgement); provided that if such notice is not sent on a Business Day or is sent after 5:00 p.m. (addressee’s local time) on a Business Day, such notice shall be deemed to have been given and received on the first Business Day after its transmission.

5.9           Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.10         Rules of Construction. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by competent counsel and embodies the justifiable expectations of sophisticated parties derived from arms’ length negotiations.

5.11         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

5.12         Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13         Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14         Termination. This Agreement shall terminate and be of no further force or effect upon the date that the Stockholders and their respective transferee(s) of Registrable Securities to whom registration rights are transferred in accordance with Section 3.10 collectively cease to beneficially own any Shares or Registrable Securities. Notwithstanding anything contained herein to the contrary, the provisions of Section 2.1(e), Section 3.9 and this Section 5 shall survive any termination of any provisions of this Agreement.

[THIS SPACE INTENTIONALLY LEFT BLANK]

24.

In Witness Whereof, the parties hereto have executed this Stockholder Agreement as of the date set forth in the first paragraph hereof.

COMPANY

Web.com Group, Inc.

By:	/s/ David L. Brown
Name: David L. Brown
Title: Chief Executive Officer

Stockholder Agreement

Signature page

In Witness Whereof, the parties hereto have executed this Stockholder Agreement as of the date set forth in the first paragraph hereof.

Seller:

NWS Holdings LLC

By:	/s/ Christopher G. Lanning
Name:Christopher G. Lanning
Title:Secretary

Stockholder Agreement

Signature page

In Witness Whereof, the parties hereto have executed this Stockholder Agreement as of the date set forth in the first paragraph hereof.

STOCKHOLDER:

GA-NWS INVESTOR LLC

By:	/s/ Christopher G. Lanning
Name: Christopher G. Lanning
Title:Secretary

Stockholder Agreement

Signature page

EXHIBIT A

SCHEDULE OF stockholders

Name of Stockholder	Address for notices

GA-NWS Investor LLC (f/k/a GA-Net Sol Investor LLC)	Three Pickwick Plaza Greenwich, CT 06830 Facsimile: (203) 629-8600 Attention: Christopher G. Lanning

Schedule of Stockholders